EXHIBIT 99.2

Occidental Petroleum Corporation

JAMES M. LIENERT
Executive Vice President and Chief Financial Officer

– Conference Call –
Second Quarter 2012 Earnings Announcement

July 26, 2012
Los Angeles, California

Thank you Chris.
Net income was $1.3 billion or $1.64 per diluted share in the second quarter of 2012, compared to $1.8 billion or $2.23 per diluted share in the second quarter of 2011 and $1.6 billion or $1.92 per diluted share in the first quarter of 2012.
All of the drop in the second quarter earnings compared to the first quarter of 2012 was attributable to the decline in commodity prices.  Worldwide oil and domestic gas and NGL prices were significantly lower during the quarter.
Here’s the segment breakdown for the second quarter.
Oil and gas segment earnings for the second quarter of 2012 were $2.0 billion, compared with $2.5 billion in the first quarter of 2012 and $2.6 billion in the second quarter of 2011.
In the oil and gas segment, the second quarter 2012 daily production was 766,000 barrels, the highest volume in the Company's history for the second consecutive quarter, and was up 7 percent from the same period of 2011.
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Our total domestic production was 462,000 barrels per day, the seventh consecutive domestic quarterly volume record for the company.  Our total domestic production was 9 percent higher than the second quarter of 2011.

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Latin America volumes were 33,000 barrels per day.  Colombia’s production of 31,000 barrels a day improved 7,000 barrels a day from the first quarter of 2012 due to significantly lower levels of insurgent activity in the second quarter.

●	In the Middle East region, volumes were 271,000 barrels per day:
	○	In Oman, the second quarter production was 72,000 barrels per day, 2,000 barrels lower than the first quarter volumes.
	○	In Qatar, the second quarter production was 74,000 barrels per day, 2,000 barrels higher than first quarter volumes.
	○	For Dolphin and Bahrain combined, daily production increased 7,000 barrels from the first quarter, which included planned plant shutdowns in Dolphin.
	○	The rest of the Middle East / North Africa production decreased by 10,000 barrels per day.
●	Oil prices and production sharing and similar contract factors did not significantly impact this quarter’s production volumes compared to the previous quarter or the second quarter of 2011.
●	Our second quarter sales volumes were 759,000 barrels per day, slightly lower than our production volumes, due to the timing of liftings in the Middle East/North Africa.

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Second quarter 2012 realized prices were lower for our products compared to the first quarter of the year.  Our worldwide crude oil realized price was $99.34 per barrel, a decrease of about 8 percent, worldwide NGLs were $42.06 per barrel, a decrease of about 20 percent, and domestic natural gas prices were $2.09 per MCF, a decline of 26 percent.

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Second quarter 2012 realized prices were also lower than second quarter 2011 prices for all our products.  On a year-over-year basis, price decreases were 4 percent for worldwide crude oil, 27 percent for worldwide NGLs and 51 percent for domestic natural gas.

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Realized oil prices for the quarter represented 106 percent of the average WTI and 91 percent of the average Brent price.  Realized NGL prices were 45 percent of WTI and realized domestic gas prices were 92 percent of the average NYMEX price.

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Price changes at current global prices affect our quarterly earnings before income taxes by $38 million for a $1.00 per barrel change in oil prices and $8 million for a $1.00 per barrel change in NGL prices.  A swing of 50 cents per million BTUs in domestic gas prices affects quarterly pre-tax earnings by about $35 million.  These price change sensitivities include the impact of production sharing contract volume changes on income.

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Oil and gas cash production costs were $14.50 a barrel for the first six months of 2012, compared with last year's twelve-month costs of $12.84 a barrel.  The cost increase reflects higher well maintenance activity, in part reflecting our higher well count, higher workover activity and higher support and injection costs.

●	Taxes other than on income, which are directly related to product prices, were $2.46 per barrel for the first six months of 2012, similar to last year’s comparable period.
●	Second quarter exploration expense was $96 million.
Chemical segment earnings for the second quarter of 2012 were $194 million, compared to $184 million in the first quarter of 2012 and $253 million for the second quarter of 2011.  The sequential quarterly improvement was due to improved polyvinyl chloride (PVC) and vinyl chloride monomer (VCM) margins driven primarily by lower ethylene costs.  The year-over-year decrease was the result of lower domestic and export caustic volumes, lower VCM export demand, and lower PVC and VCM export prices, partially offset by lower natural gas and ethylene costs.
Midstream segment earnings were $77 million for the second quarter of 2012, compared to $131 million in the first quarter of 2012 and $187 million in the second quarter of 2011.  The decline in earnings was mostly in the marketing and trading businesses and to a lesser degree in the gas plants, reflecting lower NGL prices, partially offset by improvements in the pipeline businesses.
The worldwide effective tax rate was 40 percent for the second quarter of 2012.  Our second quarter U.S. and foreign tax rates are included in the “Investor Relations Supplemental Schedules.”
Cash flow from operations for the first six months of 2012 was $6.0 billion.  We used $5.1 billion of the company’s total cash flow to fund capital expenditures and $1.0 billion for acquisitions.  Financial activities, which included dividends paid, stock buybacks and a $1.75 billion borrowing during the quarter, provided a net $800 million of cash flow.

These and other net cash flows resulted in a $4.4 billion cash balance at June 30.
Capital expenditures for the first six months of 2012 were $5.1 billion, of which $2.7 billion was spent in the second quarter.  Year-to-date capital expenditures by segment were 82 percent in oil and gas, 15 percent in midstream and the remainder in chemicals.  The Al Hosn Shah gas project made up about 11 percent of the total capital spending for the first six months of 2012.
Our acquisitions for the first six months of 2012 were $1.0 billion, mostly consisting of bolt-on acquisitions in the Williston basin, South Texas and the Permian.
The weighted-average basic shares outstanding for the first six months of 2012 were 810.4 million and the weighted-average diluted shares outstanding were 811.2 million.  Fully diluted shares outstanding at the end of the quarter were approximately 810.0 million.
Our debt-to-capitalization ratio was 16 percent.  At the end of the second quarter, we issued $1.75 billion of senior notes at a weighted average interest rate of 2.4 percent, which brought the Company’s average effective borrowing rate down to 3.0 percent.
Copies of the press release announcing our second quarter earnings and the Investor Relations Supplemental Schedules are available on our website at www.oxy.com or through the SEC’s EDGAR system.
I will now turn the call over to Steve Chazen to provide guidance for the second half of the year.

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Throughout this presentation, barrels may refer to barrels of oil, barrels of liquids or barrels of oil equivalents, which includes natural gas, as the content requires.

Occidental Petroleum Corporation

STEPHEN CHAZEN
President and Chief Executive Officer

– Conference Call –
Second Quarter 2012 Earnings Guidance

July 26, 2012
Los Angeles, California

Thank you Jim.
Occidental’s second quarter 2012 production set an all-time record for the Company for the second consecutive quarter and the domestic oil and gas segment produced record volumes for the seventh consecutive quarter.  The second quarter domestic production of 462,000 barrel equivalents per day, consisting of 322,000 barrels of liquids and 840 million cubic feet per day of gas, was an increase of 7,000 barrel equivalents per day compared to the first quarter of 2012.  About 86 percent of the domestic production growth over first quarter 2012 was in liquids, which grew from 316,000 barrels a day to 322,000.  Compared to the second quarter of 2011, our domestic production grew by 9 percent, or 38,000 barrels a day, of which 25,000 barrels per day was liquids production growth and 79 million cubic feet per day was gas.
Our annualized return on equity for the first six months of 2012 was 15 percent and return on capital employed was 13 percent.

Capital Program
We are raising our estimate of the total year capital program to $9.2 billion, from our previously announced level of $8.3 billion.  Of the increase, about $600 million is for the Al Hosn Shah gas project, with the remainder of the increase going to the rest of the Oil and Gas segment, primarily to non-operated properties where our forecasting ability is limited.  We expect our capital spend rate to slow down modestly from the current levels during the back half of the year and stabilize in the fourth quarter.
The Al Hosn Shah gas project is approximately 49 percent complete and is progressing as planned. This project made up about 11 percent of our total capital program for the first six months of 2012.  With spending continuing at current levels, we are increasing our anticipated spending in the remainder of 2012 as I just mentioned.  However, total development capital for the project is expected to be in line with previous estimates.
In our domestic operations, we expect the total average rig count at current levels of about 75 to go down to an average of 70 by the end of the year.  However, the mix of the rigs will shift among different regions related to changes in gas and NGL prices.
With our production growth wedge firmly in place for the back half of the year, we will focus our efforts on improving our profitability.  This includes increased oil program rather than drilling gas/NGL wells.  We are releasing and will continue to release underperforming rigs and crews.  We will also work on improving our operating costs.  These things are well within our ability to achieve.  We expect to do more with less money in the rest of the year.
In California, we are continuing to see improvement with respect to permitting issues relative to last year.  We have received approved field rules and new permits for both injection wells and drilling locations.  The regulatory agency continues to be responsive and committed to working through the backlog of permits.
The new Elk Hills gas plant, which went into operation in early July, will positively affect our operational efficiency and production in the back half of the year.
Production
Turning to production expectations in the back half of the year:
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Over the past year, we have generally achieved our 6,000 to 8,000 barrel a day quarter-over-quarter domestic production increase.  We expect that we will achieve the high end of this range of increase through the rest of the year, which should give us an entry rate into the new year of at least 480,000 barrels a day.  The increase will be spread among all of the domestic operations.

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Internationally, at current prices we expect production to increase modestly for the rest of the year, depending on spending levels in Iraq.  This includes the effect of a drop in production at Dolphin to about 40,000 barrels a day starting in the third quarter, resulting from the full cost recovery of the pre-startup capital over the first five years since production commenced in July 2007.

●	We expect international sales volumes in the third quarter of 2012 to be similar to the second quarter level.
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A $5.00 change in global oil prices would impact our daily volumes by about 3,000 BOE per day.  The financial impact of this volume change is incorporated into the product price sensitivities we have provided to you.

Additionally –
●	We expect exploration expense to be about $85 million for seismic and drilling for our exploration programs in the third quarter.
●	The chemical segment third quarter earnings are estimated to be about $175 million. Weakness in export demand, conditions in

Additionally –
●	We expect exploration expense to be about $85 million for seismic and drilling for our exploration programs in the third quarter.
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The chemical segment third quarter earnings are estimated to be about $175 million.  Weakness in export demand, conditions in Europe and China, slowdown in U.S. demand and rising U.S. natural gas costs will keep pressure on margins.

●	We expect our combined worldwide tax rate in the third quarter of 2012 to increase to about 42 percent.
So to summarize:
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We closed the quarter with a second consecutive all-time record total Company production and the seventh consecutive record domestic oil and gas production.  We increased our total domestic production by 7,000 barrels a day over the first quarter and by 38,000 barrels a day from the second quarter of 2011.  Domestically, where we are the largest onshore liquids producer in the lower 48 states, our production increased by 9 percent from the second quarter of 2011.  Our total production increased by 7 percent in the second quarter on a year-over-year basis;

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We are raising our estimate of the total year capital program to $9.2 billion, from our previously announced level of $8.3 billion.  Of the increase, about $600 million is for the Al Hosn Shah gas project with the remainder of the increase going to the rest of the oil and gas segment;

●	The business generated cash flow from operations of $6.0 billion in the first six months of 2012. We spent about $5.1 billion of our cash flow on our capital program.

Now we're ready to take your questions.

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Throughout this presentation, barrels may refer to barrels of oil, barrels of liquids or barrels of oil equivalents, which includes natural gas, as the content requires.

Occidental Petroleum Corporation
Return on Capital Employed (ROCE)
Reconciliation to Generally Accepted Accounting Principles (GAAP)

2012
RETURN ON CAPITAL EMPLOYED (%)	12.9

GAAP measure - net income attributable	2,887
to common stock
Interest expense	53
Tax effect of interest expense	(19)
Earnings before tax-effected interest expense	2,921

GAAP stockholders' equity	39,550

Debt	7,620

Total capital employed	47,170

ROCE - Annualized for the six months of June 30, 2012	12.9

ROCE-ROE